Exhibit 1

Level 18, 275 Kent Street Sydney, NSW, 2000

3 DECEMBER 2020

Westpac enters into enforceable undertaking with APRA

Westpac today confirmed it has entered into an enforceable undertaking (EU) with the Australian Prudential Regulation Authority on risk governance remediation.

On 1 December 2020, Westpac announced it had received APRA’s review of risk governance and said significant work was required to address the Group’s shortcomings.

Westpac Group CEO, Peter King, said Westpac acknowledges the findings of the APRA review and is determined to deliver on its risk remediation activities.

“My top priority is to ensure the bank’s risk culture and management of risk meet the high standards expected of us.

“We have had constructive discussions with APRA and know we have to deliver a disciplined step change in our management of financial and non-financial risk.

“While we have made progress in improving our standards, we have much more work to do, and this must be done at pace.”

Key terms of Westpac and APRA Court Enforceable Undertaking

Integrated remediation plan

•	Develop an integrated remediation plan which describes all major remediation activities related to risk governance, sets a clear timeline for implementation, and specifies who is accountable for delivery.

•	Submit this plan in writing to APRA within 90 days from the commencement of the EU.

Governance and independent oversight

•	Provide sufficient funding and resources to implement the plan and establish appropriate governance arrangements.

•	Includes oversight of how outcomes are integrated into Westpac’s risk governance processes.

•	Obtain independent assurance over the implementation of the plan, including appointing an Independent Reviewer.

Regular reporting

•	Independent Reviewer to provide an update to APRA on the effectiveness of the integrated plan within 15 business days from the end of each quarter, commencing from the date of the EU.

•	The reporting will continue until otherwise agreed with APRA.

Clarity on accountability

•	Incorporate accountability for the delivery of the integrated plan into relevant Banking Executive Accountability Regime statements and remuneration scorecards.

A copy of the EU is available at https://www.apra.gov.au/news-and- publications/apra-agrees-to-enforceable-undertaking-from-westpac-to-address-risk

For further information:

David Lording	Andrew Bowden
Group Head of Media Relations	Head of Investor Relations
0419 683 411	(02) 8253 4008
0438 284 863

This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.